Exhibit 3.17

ARTICLES OF INCORPORATION
OF
INTERVAL INTERNATIONAL OVERSEAS HOLDINGS, INC.

The undersigned, acting as incorporator of INTERVAL INTERNATIONAL OVERSEAS HOLDINGS, INC. under the Florida Business Corporation Act, adopts the following Articles of Incorporation.

ARTICLE I

NAME

The name of the corporation is: INTERVAL INTERNATIONAL OVERSEAS HOLDINGS, INC.

ARTICLE II

DURATION

The duration of the Corporation will be perpetual.

ARTICLE III

PURPOSE

The general purpose or purposes for which the Corporation is organized is to transact any and all lawful businesses for which a corporation may be incorporated under the Florida Business Corporation Act.

ARTICLE IV

PRINCIPAL OFFICE

The principal office of the Corporation shall be:

6262 Sunset Drive, PH 1, Miami, Florida 33143

ARTICLE V

AUTHORIZED SHARES

The maximum number of shares of that the Corporation is authorized to issue is Ten Thousand (10,000) shares of Common Stock without par value.

ARTICLE VI

INITIAL REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the corporation is 6262 Sunset Drive, PH 1, Miami, FL 33143, and the name of the Corporation’s initial registered agent at that address is Jeanette E. Marbert, Esq.

ARTICLE VII

INITIAL BOARD OF DIRECTORS

The corporation shall have two (2) directors initially. The number of directors may be increased or diminished from time to time, as provided in the Bylaws. The name and addresses of the directors are:

Name	Address

Craig M. Nash	6262 Sunset Dr., PH1, Miami, FL 33143
Paul W. Rishell	6262 Sunset Dr., PH1, Miami, FL 33143

ARTICLE VIII

INCORPORATOR

The name and street address of the incorporator is:

Name	Address

Jennifer A. West	6262 Sunset Dr., PH1 Miami, FL 33143

ARTICLE IX

INDEMNIFICATION

To the extent permitted by law, the Corporation shall indemnify any person who was or is a party to any proceeding by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation shall reimburse each person for all costs and expenses, including attorneys’ fees, reasonably incurred by him in connection with any such liability in the manner provided for by law or in accordance with the Corporation’s Bylaws.

The rights accruing to any person under the foregoing provision shall not exclude any other right to which he may be lawfully entitled, nor shall anything therein contain or restrict the right of the Corporation to indemnify or reimburse such person in any proper case even though not specifically provided for herein.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 23rd day of February, 1995.

/s/ Jennifer A. West
Jennifer A. West, Incorporator

ACCEPTANCE OF APPOINTMENT AS REGISTERED AGENT

Having been designated as registered agent for Interval International Overseas Holdings, Inc. in the foregoing Articles of Incorporation, I, Jeanette E. Marbert, accept the appointment as registered agent and hereby agree to accept service of process for said corporation and to comply with all statutes relative to the complete and proper performance of the duties of a registered agent. I am familiar with and accept the obligations of my position as registered agent.

/s/ Jeanette E. Marbert
Jeanette E. Marbert

2/23/95
Date